Exhibit 10.3

BIO-LOGIC SYSTEMS CORP.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) between Bio-logic Systems Corp., a Delaware corporation (the “Company”) and Gabriel Raviv, Ph.D. (the “Executive”), is hereby effective March 1, 2004 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Executive is employed as the Chief Executive Officer of the Company;

WHEREAS, the Executive has developed extensive experience with respect to the management and operations of the Company which is considered extremely valuable to the continued prosperity of the Company; and

WHEREAS, the Company and the Executive desire to set forth in this Agreement, the terms, conditions and obligations of the parties with respect to such employment, and this Agreement is intended by the parties to and shall supersede all previous agreements and understandings, whether written or oral, concerning such employment.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. The Company shall continue to employ the Executive upon the terms and conditions hereinafter set forth. The Executive shall perform such duties and responsibilities for the Company which are commensurate with his position, subject to the reasonable direction of the Board of Directors of the Company (the “Board”).

2. Term. The initial term of this Agreement shall be for a four (4) year period beginning on the Effective Date and ending on February 29, 2008 (the “Initial Term”). Thereafter, the Initial Term will automatically be extended and renewed for successive 24-month periods (each, a “Renewal Term”), unless otherwise terminated pursuant to the terms of this Agreement. The Initial Term together with any Renewal Term, in whole or part, shall be designated as the “Term.”

3. Compensation. During the Term, the Executive shall be compensated for his services to the Company in accordance with the following:

(a) The Company will pay to the Executive an annual base salary of $300,000, payable in cash in substantially equal installments in accordance with the payroll practices of the Company in effect from time to time. The Executive’s annual base salary shall be reviewed by the Company at least once in each fiscal year and increased in the sole discretion of the Board. The annual base salary, as such base salary may be increased by the Board and as in effect from time to time, shall be referred to herein as the “Base Salary.”

(b) The Executive shall be entitled to participate in the Company’s bonus program based on the Executive’s performance and the Company’s results during such fiscal year, with any such bonus payable at such time following each fiscal year as shall be determined by the Board in its discretion and based upon performance criteria determined each year by the Board in its sole discretion.

(c) The Executive shall be eligible to receive stock awards under the Company’s 1994 Stock Option Plan or such other stock plan or equity incentive plan adopted by the Company and in effect from time to time. Any such stock awards shall be made at the discretion of the administrator of such stock plan and the awards shall be subject to the terms of the plan and the applicable award agreement.

(d) The Executive shall be provided, at the Company’s expense, with the use of a car, and the Executive is authorized to incur reasonable expenses for entertainment, traveling, meals, lodging and similar items in promoting the Company’s business. The Company will reimburse the Executive for all reasonable expenses so incurred, consistent with the Company policies and requirements for reimbursement as in effect from time to time.

(e) The Executive shall also be entitled to receive such benefits and perquisites (the “Benefits”) which may be made available to other senior executives of the Company from time to time. For purposes of this Agreement, “Benefits” shall include that certain supplemental disability policy as such policy is currently in effect for the benefit of Executive, and the premiums for which disability policy shall be paid for by the Company (the “Supplemental Disability Policy”). The granting of such Benefits to Executive and the level or amount of any such Benefits so granted shall be as determined from time to time by the Board in its discretion.

4. Extent of Service. During the Term, the Executive shall devote his full time, attention and energy to the business of the Company and the Executive shall not be engaged in any other business activity pursued for gain, profit or other pecuniary advantage which interferes with the Executive’s duties and responsibility provided for herein.

5. Key Man Insurance. The Executive agrees to cooperate with the Company if it decides to procure a life insurance policy on the life of the Executive, including without limitation submitting to a physical examination. The Company shall determine the terms and conditions and amounts of any such insurance policy, including the determinations of owner and beneficiary of any such policy.

6. Non-Competition and Non-Solicitation. The Executive agrees that:

(a) As consideration for the Company entering into this Agreement and in recognition of the Company’s proprietary interest in the Business of the Company, during the Term and for a period of two years thereafter (the “Restricted Period”), Executive will not (without the written consent of the Board) directly or indirectly Compete with the Business of the Company. “Compete” shall mean directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or adviser to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person that engages in, owns, invests in, operates, manages or controls any venture or enterprise engaging in or proposing to engage in the Business of the Company. “Business of the Company” means the business of the Company or its Affiliates (as defined in Section 6(b)) as now conducted or as such business may be conducted or expanded in the future, and shall include without limitation the design, development, manufacture, assembly, distribution, sale and servicing of computer-based electronic diagnostic systems related to the diagnosis of various neurological, sleep, hearing, sensory and psychiatric disorders and the monitoring of brain function. Executive acknowledges and agrees that the Business of the Company is global and worldwide and that during the Restricted Period Executive shall not Compete with the Business of the Company anywhere in the world. Notwithstanding anything to the contrary contained herein, during the Restricted Period Executive may own beneficially or of record up to five (5%) percent of the outstanding equity securities of any publicly-traded corporation engaged in the Business of the Company, so long as the securities of such corporation are listed on a national securities exchange or on the Nasdaq National Market, and such securities were purchased by the Executive in open market broker transactions at available public prices.

(b) During the Restricted Period, in addition to the obligations pursuant to Subsection 6(a), the Executive agrees that neither he nor any business in which he engages will, directly or indirectly, (i) induce any customers of the Company or of corporations or businesses which directly or indirectly control or are controlled by or under common control with the Company (“Affiliates”) to patronize any business that is engaged in the Business of the Company, (ii) canvass, solicit or accept any similar business from any customer of the Company or any of its Affiliates, (iii) request or advise any customer of the Company or any of its Affiliates to withdraw, curtail or cancel such customer’s business with the Company or any of its Affiliates, (iv) disclose to any other person, firm or corporation the names or addresses of any of the customers of the Company or any of its Affiliates or (v) compete with the Company or any of its Affiliates in acquiring or merging with any other business or acquiring the assets of such other business.

(c) During the Restricted Period, in addition to the obligations pursuant to Subsections 6(a) and 6(b), the Executive agrees that neither he nor any business in which he engages will, directly or indirectly, (i) hire or attempt to hire any employee of the Company or any of its Affiliates or (ii) encourage any employee of the Company or any of its Affiliates to terminate employment. Notwithstanding the foregoing, it shall not be deemed a violation of this Subsection 6(c) if a business which employs the Executive hires or attempts to hire an employee of the Company or any of its Affiliates and the Executive has no knowledge or involvement with such solicitations.

(d) In the event that any of the provisions of this Section 6 should ever be deemed to exceed the time, geographic on occupational limitations permitted by applicable laws, then such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by law.

(e) As consideration for the covenants set forth in this Section 6, the Company shall pay $470,000 to the Executive following the conclusion of the Term; provided, however, that no such payment shall be made if the Executive’s employment with the Company is terminated for reasons of Cause (as defined in Subsection 8(e)), even though such covenants shall remain enforceable and in full force and effect.

7. Confidential Information.

(a) Except as may be required by law, or except to the extent required to perform the Executive’s duties and responsibilities hereunder, the Executive shall keep secret and confidential indefinitely all non-public confidential information concerning the Company and its Affiliates which was acquired by or disclosed to the Executive during the course of his employment with the Company (“Confidential Information”) and not use in any manner or disclose the same, either directly or indirectly, to any other person, firm or business entity.

(b) Upon the end of the Term or at the Company’s earlier request, the Executive will promptly return to the Company any and all records, documents, physical property, information, computer disks or other materials relative to the business of the Company and its Affiliates obtained by him during his course of employment with the Company.

(c) To the extent that any disclosure of Confidential Information is required by law, including by any court or agency or pursuant to a subpoena, the Executive shall promptly inform the Company and shall take steps necessary to prevent the disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court, agency or applicable third party and to take whatever steps it deems necessary. To the extent that the Executive obtains information on behalf of the Company or any of its Affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take steps necessary to maintain the confidentiality of such information and to preserve such privilege.

8. Termination. Except as described below in this Section 8, upon conclusion of the Term and the termination of the Executive’s employment with the Company, the obligations of the Company under this Agreement shall terminate forthwith, other than obligations to (i) pay the Executive’s Base Salary to the date of termination, (ii) pay or make available to the Executive all Benefits which by their terms or under applicable law survive the voluntary termination of the Executive’s employment, (iii) transfer to Executive the title to any automobile that is operated by Executive but paid for by the Company; and (iv) pay to the Executive the amount described in Subsection 6(e) (if applicable) (collectively, the “Accrued Obligation”). The Executive shall remain bound by his non-disclosure, non-solicitation and non-competition covenants set forth in Sections 6 and 7 hereof. The vesting and exercisability of any of Executive’s outstanding stock awards shall be treated in accordance with the terms of their respective grants or awards.

(a) Termination due to Death or Disability. If the Executive shall become physically or mentally disabled and unable to perform the essential functions of his employment (in the reasonable opinion of the Board), even with reasonable accommodation, and such disability is reasonably expected, as determined by the Board, to continue for at least 90 days, or if the Executive should die while an employee of the Company, the Executive’s employment with the Company shall immediately terminate. In either case (but subject to the execution by the Executive and delivery to the Company of the General Release and Cooperation Agreement described in Section 17 hereof if termination of employment is by reason other than death), the Company shall pay to the Executive or to the Executive’s surviving spouse (or to the Executive’s estate if there is no surviving spouse, as applicable) (i) an amount equal to two times the Executive’s Base Salary and (ii) the Accrued Obligation. At the election of the Company, the payment of such amounts may be made to such Executive (or surviving spouse or estate, as appropriate) in two lump sum payments as follows: one-half of such amounts shall be paid not more than sixty (60) days from the date of such termination, and the remaining one-half shall be paid not more than thirteen (13) months from the date of such termination of employment hereunder (without any penalty for prepayment in whole or in part). Other than payment of such amounts, the Company shall have no further obligations under this Agreement.

(b) Termination by Executive for Good Reason. The Executive may terminate employment with the Company at any time following the conclusion of the Initial Term (and for reasons other than those described in Subsection 8(c) (Change of Control)), for Good Reason. For purposes of the foregoing, “Good Reason” shall mean: (1) a material breach of this Agreement by the Company which is not cured within 90 days of the date of notice to the Company (as described herein); or (2) if the Company, without Executive’s consent (A) requires Executive to relocate his office to a location outside of Cook County, Illinois and Lake County, Illinois and more than 25 miles from Lake County, Illinois; or (B) reassigns Executive to a position of lesser rank or status or reduces or materially changes Executive’s responsibilities to the Company or requires that Executive report to or take direction from anyone other than the Board of Directors of Company. In connection with the foregoing, Executive shall deliver written notice to the Company describing the alleged material breach of this Agreement by the Company (pursuant to item (1) above) or the circumstances supporting such other Good Reason determination by Executive (pursuant to item (2) above). In the event the parties cannot in good faith reach agreement and cure the alleged breach by the Company or otherwise eliminate the circumstances supporting such Good Reason determination, in each case as specified in Executive’s notice to the Company, prior to date which is 90 days from the date of such notice, Executive’s employment hereunder shall be terminated automatically as of the expiration of such 90 day period, or earlier at the election of the Company. Upon any such termination of employment with the Company by Executive for Good Reason, and subsequent delivery to the Company of the General Release and Cooperation Agreement described in Section 17 hereof, the Company shall pay to Executive (i) an amount equal to two times Executive’s Base Salary and (ii) the Accrued Obligation. At the election of the Company, the payment of such amounts may be made to Executive in equal installments over a period not to exceed twenty-four (24) months from the effective date of such termination of employment hereunder (without any penalty for prepayment in whole or in part). Other than payment of such amounts, the Company shall have no further obligations under this Agreement.

(c) Termination Following a Change in Control.

(i)	If at anytime following a Change in Control the Company shall elect to terminate the Executive’s employment for any reason other than those specified in Subsection 8(a) or 8(e), it shall provide written notice of such termination to the Executive. The Executive may also terminate his employment with the Company following a Change in Control by delivering written notice to the Company within 90 days of the occurrence of such Change in Control. In either case but subject to the execution and delivery by the Executive to the Company of the General Release and Cooperation Agreement described in Section 17 hereof, the Company shall provide to the Executive the following:

(A)	the Accrued Obligation, payable in a lump sum within 60 days following termination of employment;

(B)	an amount equal to three times his Base Salary, payable in a lump sum within 60 days following termination of employment;

(C)	an amount equal to his target bonus for the year of termination, determined on a pro rata basis according to the number of days elapsed since the beginning of the plan year, payable in a lump sum within 60 days following termination of employment;

(D)	if the Executive elects continuation of coverage of medical and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Company will pay 100% such premiums for the first 18 months of coverage; and

(E)	payment of premiums necessary for continuation of the Supplemental Disability Policy or, at the election of the Company, a lump sum amount equal to the aggregate premiums to be paid thereon, in either case for a period of 18 months following the effective date of termination.

Other than payment of such amounts, the Company shall have no further obligations under this Agreement.

(ii)	For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(A)	any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportion as the ownership of stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

(B)	individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the then Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(C)	a merger or consolidation of the Company with any other corporation occurs, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(D)	the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets or the shareholders of the Company approve a plan of complete liquidation of the Company.

(d) Termination by the Company for Reasons Other than Cause Prior to a Change in Control. In the event the Company shall elect to terminate the Executive’s employment for any reason other than those specified in Subsection 8(a), 8(c) or 8(e), it shall provide written notice of such termination to the Executive. Subject to the execution and delivery by the Executive to the Company of the General Release and Cooperation Agreement described in Section 17 hereof, the Company shall provide to the Executive the following:

(i)	the Accrued Obligation;

(ii)	an amount equal to two times his Base Salary;

(iii)	an amount equal to his target bonus for the year of termination, determined on a pro rata basis to the date of termination according to the number of days elapsed since the beginning of the plan year;

(iv)	if the Executive elects continuation coverage of medical and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Company will pay 100% such premiums for the first 18 months of coverage, payable when such premiums are due; and

(v)	payment of premiums necessary for continuation of the Supplemental Disability Policy or, at the election of the Company, a lump sum amount equal to the aggregate premiums to be paid thereon, in either case for a period of 18 months following the effective date of termination.

The aggregate amounts payable to Executive as set forth in parts (i), (ii) and (iii) (and (v) if applicable) of this Subsection 8(d) shall be payable to Executive, at the election of the Company, in two lump sum payments as follows: one-half of such amounts shall be paid not more than sixty (60) days from the date of such termination, and the remaining one-half shall be paid not more than thirteen (13) months from the date of such termination hereunder (without any penalty for prepayment in whole or in part). Other than the payment of such amounts, the Company shall have no further obligations under this Agreement.

(e) Termination by the Company for Cause. The Company shall have a right to terminate the Executive’s employment under this Agreement prior to the expiration of the Term for reason of Cause. “Cause” shall mean:

(i)	the commission by Executive of any act of fraud or embezzlement against the Company;

(ii)	any conviction or admission by Executive of a felony;

(iii)	a material and willful breach by Executive of any provision of this Agreement, which breach is not cured within sixty (60) days following written notice thereof to Executive; or

(iv)	repeated failure to comply with the lawful and reasonable written directions of the Board.

Upon termination of Employment by the Company for reasons of Cause, the Executive shall not be entitled to any payments or benefits under this Agreement, including without limitation any Accrued Obligation (unless required by law), although the non-disclosure, non-competition and non-solicitation provisions shall continue to bind Executive and be in full force and effect and enforceable hereunder. Following any termination of the Executive by the Company for Cause, the Company shall have no obligations under this Agreement.

9. Obligations On Termination.

To the extent Executive terminates his employment with the Company, Executive agrees to cooperate with the Company and assist the Board in identifying and locating his successor. In addition Executive agrees to devote such time as may be necessary to transition the office of Chief Executive Officer of the Company and the responsibilities attendant thereto. Effective upon the expiration of the Term or termination of this Agreement for any reason, Executive shall be deemed to have resigned from all offices, directorships, trusteeships, or other positions he may then hold with the Company or any Affiliate, without any further action required.

Executive hereby acknowledges and agrees that unless otherwise agreed between the Company and Executive all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his employment belong to the Company and shall be promptly returned to the Company upon termination of the Agreement. “Personal property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, materials, or copies thereof, and any other proprietary information relating to the business of the Company.

10. Excise Taxes. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit to which the Executive is entitled from the Company (the “Payments,” which will include the vesting of stock awards or other benefit or property) is more likely than not to be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision to that section), the Payments shall be reduced to the extent required to avoid application of such tax. The Executive will be entitled to select the order in which Payments are to be reduced in accordance with the preceding sentence. Determination of whether Payments would result in the application of the tax imposed under Section 4999, and the amount of reduction that is necessary so that no such tax is applied, shall be made, at the Company’s expense, by the independent accounting firm employed by the Company immediately prior to the occurrence of any change in control of the Company which will result in the imposition of such tax.

11. Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 6 or 7 and agrees that the Company, in addition to other remedies available to it for such breach or threatened breach shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining the Executive from any actual or threatened breach of Section 6 or 7 (without the need to post a bond or to show damages).

12. Defense of Claims. The Executive agrees that, on and after the Effective Date, he will cooperate with the Company and its Affiliates to the extent that such claims may relate to the period of his employment by the Company or to any services performed by him for the Company.

13. Consulting Agreement. Without limitation of the provisions of Section 9, and if requested by the Company, the Executive agrees to negotiate in good faith the terms of a consulting agreement with the Company following the Executive’s termination of employment, for a period of up to one year (or such longer period agreed upon by the parties).

14. Successors and Assigns.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company the Executive’s obligations under this Agreement will not be assignable by the Executive. This Agreement will inure to the benefit of and be enforceable by the Executive’s heirs, executors, administrators, legal representatives and assigns.

(b) This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor to, or purchaser or acquirer of (in each case, whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise), all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession, purchase or acquisition had taken place.

15. Indemnification. The Executive shall be eligible for indemnification as provided in the Company’s Certificate of Incorporation or Bylaws or pursuant to other agreements as may be in effect from time to time, and the Company shall also advance expenses for which indemnification may be ultimately claimed as such expenses are incurred to the fullest extent permitted under applicable law. The Executive will provide an undertaking to repay such advances if it is ultimately determined that the Executive is not entitled to indemnification; provided, however, that any determination required to be made with respect to whether Executive’s conduct complies with the standards required to be met as a condition of indemnification or advancement of expenses under applicable law and the Company’s Certificate of Incorporation or Bylaws or other agreement shall be made by independent counsel mutually acceptable to the Executive and the Company (except to the extent otherwise required by law). Any other provision herein to the contrary notwithstanding, the Company shall not be obligated to (a) indemnify or advance expenses to the Executive with respect to claims initiated or brought voluntarily by the Executive and not by way of defense (except with respect to actions or proceedings to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under the Company’s Certificate of Incorporation or Bylaws) or (b) indemnify the Executive for expenses and the payment of profits arising from the purchase and sale by the Executive of securities in violation of Section 16(b) of the Exchange Act.

16. Inventions as Sole Property of the Company.

(a) Executive covenants and agrees that all Inventions (as defined below) shall be the sole and exclusive property of the Company.

(b) As used in this Agreement, “Inventions” means any and all inventions, developments, discoveries, improvements, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyright, trademark, trade secret protection or other intellectual property right protection (in the United States or elsewhere), and whether or not reduced to practice, conceived or developed by Executive while employed with the Company or within one (1) year following termination of such employment which relate to or result from the actual or anticipated business, work, research or investigation of the Company or any of its Affiliates or which are suggested by or result from any task assigned to or performed by Executive for the Company or any of its subsidiaries or affiliates.

(c) Pursuant to the Illinois Employees’ Patent Act, Public Act 83-493, the parties agree that Section 16(b) shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless the invention (i) relates to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; or (ii) results from any work performed by Executive for the Company.

(d) Executive acknowledges that all original works of authorship which are made by him (solely or jointly) are works made for hire under the United States Copyright Act (17 U.S.C., et seq.).

(e) Executive agrees to promptly disclose to the Company all Inventions, all original works of authorship and all work product relating thereto. This disclosure will include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples and other tangible evidence or results (collectively, “Tangible Embodiments”) of such Inventions, works of authorship and work product. All Tangible Embodiments of any Invention, work of authorship or work product related thereto will be deemed to have been assigned to the Company as a result of the act of expressing any Invention or work of authorship therein.

(f) Executive hereby assigns to the Company (together with the right to prosecute or sue for infringements or other violations of the same) the entire worldwide right, title and interest to any such Inventions or works made for hire, and Executive agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in registering, recording, obtaining, maintaining, defending, enforcing and assigning Inventions or works made for hire in any and all countries. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and in Executive’s behalf and instead of Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Executive; this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest.

(g) Without limiting the generality of any other provision of this Section 16, Executive hereby authorizes the Company and each of its subsidiaries and affiliates (and their respective successors) to make any desired changes to any part of any Invention, to combine it with other materials in any manner desired, and to withhold Executive’s identity in connection with any distribution or use thereof alone or in combination with other materials.

(h) The obligations of Executive set forth in this Section 15 (including, but not limited to, the assignment obligations) will continue beyond the termination of Executive’s employment with respect to Inventions conceived or made by Executive alone or in concert with others during Executive’s employment with the Company and during the one (1) year thereafter, whether pursuant to this Agreement or otherwise. These obligations will be binding upon Executive and Executive’s executors, administrators and other representatives.

17. General Release and Cooperation Agreement. Notwithstanding anything in this Agreement to the contrary (including Section 8) and in consideration therefor, following the termination of employment of Executive for any reason, the Company shall not be obligated to make any payment or provide any benefits to Executive hereunder unless and until the Executive executes and delivers to the Company a General Release and Cooperation Agreement in substantially the form attached as Exhibit A hereto.

18. Arbitration. Any dispute or controversy arising under or in connection with the employment of the Executive with the Company during the Term of this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Chicago, Illinois, and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by the Company, one appointed by the Executive and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions.

19. Costs and Expenses. The Company will pay all costs and expenses (including attorneys’ fees and expenses) incurred by it in connection with the negotiation, preparation and execution of this Agreement. The Executive will pay the Executive’s costs and expenses (including attorneys’ fees and expenses) incurred by him in connection with the negotiation, preparation and execution of this Agreement.

20. Notice. Any notice required or permitted to be given under this Agreement shall be in writing, signed by the party or parties giving or making the same and shall be served on the person or persons for whom it was intended or who should be advised or notified, by Federal Express or other similar overnight service. If the notice is sent to the Executive, the notice should be sent to the address listed on the signature page of this Agreement or to such other address furnished by the Executive in writing in accordance herewith. If notice is sent to the Company, the notice should be sent to:

Bio-logic Systems Corp.

One Bio-logic Plaza

Mundelein, Illinois 60060

Attention: President

or to such other address as furnished by the Company in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

21. Miscellaneous.

(a) This Agreement shall be subject to and governed by the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions, hereof and will have no force or effect.

(b) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder will not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(c) This Agreement may not be modified except by an agreement in writing executed by the parties hereto. This Agreement may be executed in counterparts, each which shall be deemed an original and when taken together shall constitute one agreement.

(d) The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

(e) The rights and obligations set forth in Sections 6, 7, 9, 10, 11, 12, 13, 14, 15 and 16 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement.

(f) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(g) This Agreement shall supersede any and all prior employment agreements or understandings, written or oral, with the Executive, including the employment agreement between the Company and the Executive dated May 20, 1986, as such agreement may have been modified, amended or supplemented to date.

*        *        *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BIO-LOGIC SYSTEMS CORP.

By:	/s/ Craig W. Moore

/s/ Gabriel Raviv
Executive

1048 Woodlawn Road
Street

Glenview, IL 60025
City, State and Zip Code

EXHIBIT A

GENERAL RELEASE AND COOPERATION AGREEMENT

This General Release and Cooperation Agreement (the “Agreement”) between Bio-logic Systems Corp., a Delaware corporation (the “Company”) and Gabriel Raviv, Ph.D. (the “Executive”) is hereby effective                                     .

W I T N E S S E T H:

WHEREAS, the Executive was employed by the Company;

WHEREAS, the Executive’s employment with the Company has terminated effective [insert date];

WHEREAS, as of March 1, 2004, the Company and the Executive entered into an executive employment agreement (the “Employment Agreement”) which provides that, in certain instances, the Executive shall be entitled to certain payments specified therein (capitalized terms used but not defined herein having the meanings ascribed thereto in the Employment Agreement); and

WHEREAS, the Company and the Executive desire to fully resolve and compromise any and all claims, charges, actions, causes of action and disputed issues of law and fact that either party may have against the other party.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and in the Employment Agreement, it is agreed by and between the Company and the Executive that:

1. Release of Claims by the Executive. The Executive, on behalf of himself and his agents, representatives, assigns, heirs, executors and administrators, hereby fully releases the Company from, and agrees not to sue it regarding, any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, costs, expenses, attorneys’ fees, and remedies of any type, direct or indirectly regarding any act or failure to act that occurred up to and including the effective date of this Agreement, including but not limited to all claims arising out of or in connection with Executive’s employment or separation of employment with the Company, and including but not limited to:

(a) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., Executive Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., and the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.;

(b) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotion distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(c) any and all claims arising out of any other laws and regulations relating to employment, employment discrimination, and payment of wages and other compensation; and

(d) any and all claims for attorneys’ fees and costs.

Notwithstanding the foregoing, this Section 1 shall not adversely affect the Executive’s right to indemnification as set forth in the Employment Agreement or any other rights set forth in the Employment Agreement.

2. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

3. Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding between the parties concerning the subject matter of this Agreement, and except as stated herein, supersedes all prior negotiations, proposed agreements, understandings and agreements between the parties.

4. Amendment; Modification. No amendment or modification of this Agreement and no waiver by any party of the breach of any covenant contained herein shall be binding unless executed in writing by the party against whom enforcement of such amendment, modification or waiver is sought. No waiver shall be deemed a continuing waiver or a waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective representatives, predecessors, heirs, successors and assigns.

6. Good Faith; Full Knowledge; Attorney Review; No Coercion. The parties acknowledge that they have entered into this Agreement for their mutual benefit in good faith and that the terms of this Agreement will be complied with in good faith and reasonableness. The parties acknowledge that they have had an adequate opportunity to review this Agreement with an attorney, that they fully understand its terms, that they were not coerced into signing it, and that they have signed it knowingly and voluntarily.

7. Notice. Any notice required or permitted to be given under this Agreement shall be in writing, signed by the party or parties giving or making the same and shall be served on the person or persons for whom it was intended or who should be advised or notified, by Federal Express or other similar overnight service. If the notice is sent to the Executive, the notice should be sent to the address listed on the signature page of this Agreement or to such other address furnished by the Executive in writing in accordance herewith. If notice is sent to the Company, the notice should be sent to:

Bio-logic Systems Corp.

One Bio-logic Plaza

Mundelein, Illinois 60060

Attention: President

or to such other address as furnished by the Company in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

8. Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

9. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

10. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Illinois, without reference to principles of conflict of laws.

11. Counterparts. This Agreement may be executed in counterparts and will be as fully binding as if signed in one entire document.

12. Revocation Period. The Executive has the right to revoke this Agreement within seven days after he signs it. In order to revoke this Agreement, the Executive must sign and send a written notice of his decision to revoke this Agreement to the Company. To be effective, the written notice must be received by the Company no later than 4:00 p.m. on the eighth day after the Executive signed this Agreement to be effective.

13. Knowing and Voluntary Waiver. The Executive acknowledges that:

(a) The Executive has carefully read this Agreement and fully understands its meaning;

(b) The Executive had the opportunity to take up to 21 days after receiving this Agreement to review it before signing below;

(c) The Company hereby advises the Executive in writing that he should consult with an attorney before signing this Agreement;

(d) The Executive has full knowledge of the significance of this Agreement and is entering into it knowingly, voluntarily and without any coercion or duress; and

(e) The only consideration the Executive is receiving for signing this Agreement is described in the Employment Agreement, and no other promises or representations of any kind have been made by any person or entity to cause the Executive to sign this Agreement.

*        *        *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BIO-LOGIC SYSTEMS CORP.

By:

Executive

Street

City, State and Zip Code

A-4